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                                 EXHIBIT 24(b)

                          CONSENT OF KPMG PEAT MARWICK LLP





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                              Accountants' Consent




         We consent to incorporation by reference in the Registration Statements on Form S-8 for Response Oncology, Inc. and subsidiaries of our report dated February 12, 1997, relating to the consolidated balance sheets of Response Oncology, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, and the related schedule, which report appears in the December 31, 1996 annual report on Form 10-K of Response Oncology, Inc.




                                        KPMG Peat Marwick LLP

Memphis, Tennessee
June 5, 1997










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